Exhibit 99.1

FOR IMMEDIATE RELEASE

NOVEMBER 10, 2014

Contact:                                                Jill McMillan, Director, Communications and Investor Relations

Phone: (214) 721-9271

Jill.McMillan@enlink.com

ENLINK MIDSTREAM TO PRESENT NOVEMBER 11 AT THE

JEFFERIES 2014 GLOBAL ENERGY CONFERENCE

DALLAS, November 10, 2014 — EnLink Midstream, LLC (NYSE: ENLC) (the General Partner) and EnLink Midstream Partners, LP (NYSE: ENLK) (the Master Limited Partnership) announced today that Michael J. Garberding, Executive Vice President and Chief Financial Officer, will present at the Jefferies 2014 Global Energy Conference in Houston, TX, on Tuesday, November 11, 2014, at 10:00 a.m. Central Time (11:00 a.m. Eastern time).

A copy of the related presentation materials will be available on November 11, 2014 on the Investors page of the company’s website at www.EnLink.com.

About EnLink Midstream

EnLink Midstream is a leading midstream provider formed through the combination of Crosstex Energy and substantially all of the U.S. midstream assets of Devon Energy. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana-Woodford Shale, Arkoma-Woodford Shale, Eagle Ford Shale, Haynesville Shale, Gulf Coast region, Utica Shale and Marcellus Shale. Based in Dallas, Texas, EnLink Midstream’s assets include approximately 8,800 miles of gathering and transportation pipelines, 13 processing plants with 3.4 billion cubic feet per day of net processing capacity, seven fractionators with 252,000 barrels per day of net fractionation capacity, as well as barge and rail terminals, product storage facilities, brine disposal wells, an extensive crude oil trucking fleet and equity investments in certain private midstream companies.

Additional information about the EnLink Midstream companies can be found at www.EnLink.com.

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